Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements of our report dated March 25, 2005 (March 5, 2007, as to the effects of the discontinued operations described in Note 3), relating to the consolidated statements of income and comprehensive income, shareholders’ equity and cash flows and financial statement schedule of Ramco-Gershenson Properties Trust for the year ended December 31, 2004 appearing in the Annual Report on Form 10-K of Ramco-Gershenson Properties Trust for the year ended December 31, 2006:

Registration
Statement
Form	Number
Form S-3	333-99345

Form S-3	333-113948

Form S-8	333-66409

Form S-8	333-42509

Form S-8	333-121008
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
March 5, 2007